Exhibit 99.1

Comstock Resources, Inc. Repurchases Remaining 11 1/4% Senior Notes

    FRISCO, Texas, May 3 /PRNewswire-FirstCall/ -- Comstock Resources, Inc. (NYSE: CRK) ("Comstock" or the "Company") announced today that it has repurchased the remaining $22,300,000 in principal amount of its 11 1/4% Senior Notes due 2007 (the "Notes") (CUSIP #205768AE4). The repurchase was made on the first available call date for $1,056.25 per $1,000.00 principal amount of Notes, plus accrued interest. Comstock repurchased $197,700,000 in aggregate principal amount of the Notes pursuant to a tender offer made in connection with a public offering of $175.0 million of new 6 7/8% Senior Notes due 2012, which closed on February 25, 2004.

    As a result of the early retirement of the Notes, Comstock's first quarter 2004 financial results will include a pretax charge of $19.6 million relating to the premium paid to repurchase the Notes, together with the write-off of unamortized debt issuance costs relating to the Notes.

    Comstock also announced that beginning in the first quarter of 2004, the Company planned to adopt a fair value-based method of accounting for its stock-based employee compensation plans and, accordingly, will begin recording an expense for employee stock options in 2004. The Company estimates that its stock-based compensation expense in 2004 will be approximately $4.6 million, including $1.2 million that is charged in the first quarter.

    This press release may contain "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein. Although the Company believes that the expectations in such statements to be reasonable, there can be no assurance that such expectations will prove to be correct.

    Comstock Resources, Inc. is a growing independent energy company based in Frisco, Texas and is engaged in oil and gas acquisitions, exploration and development primarily in Texas, Louisiana and the Gulf of Mexico. The company's stock is traded on the New York Stock Exchange under the symbol CRK.



SOURCE  Comstock Resources, Inc.
    -0-                             05/03/2004
    /CONTACT: Roland O. Burns, Sr. Vice President and Chief Financial Officer of Comstock Resources, Inc., +1-972-668-8800/
    /Web site:  http://www.comstockresources.com /
    (CRK)

CO:  Comstock Resources, Inc.
ST:  Texas
IN:  OIL
SU:  ERP